Exhibit 99.1

FOR IMMEDIATE RELEASE

Western Union Reports Fourth Quarter and Full Year 2021 Results

Q4 GAAP earnings per share (EPS) of $0.42, adjusted EPS of $0.64

Full year 2021 digital money transfer revenue grows 22% to more than $1 billion continuing double-digit revenue growth in the fourth quarter

Company announces new $1 billion 3-year share repurchase authorization and dividend of $0.235 per share in first quarter of 2022

DENVER, February 10, 2022: The Western Union Company (NYSE: WU), a global leader in cross-border, cross-currency money movement and payments, today reported fourth quarter and full year financial results and provided its 2022 full year financial outlook.

The Company’s fourth quarter revenue of $1.3 billion increased 1% on a reported basis and increased 2% on a constant currency basis compared to the prior year period. Fourth quarter revenue was driven by growth of digital money transfer and the Business Solutions segment, partially offset by a decline in retail money transfer.

GAAP EPS in the fourth quarter was $0.42, compared to $0.43 in the prior year period. The year-over-year decrease in GAAP EPS was primarily due to a non-cash charge from the termination of the Company’s pension plan, partially offset by increased Business Solutions segment operating profit and lower planned marketing expense.

Adjusted EPS in the fourth quarter was $0.64, compared to $0.45 in the prior year period. Year-over-year growth in adjusted EPS was driven by similar factors that impacted GAAP EPS, adjusted for certain items including a non-cash charge from the termination of the Company’s pension plan and acquisition and divestiture costs. For a full reconciliation between GAAP and Adjusted EPS, please see the “Adjustment Items” section of this press release.

The Company announced that its board of directors approved a new $1 billion share repurchase authorization, expiring December 31, 2024. The Company also announced a quarterly dividend of $0.235 per common share, payable March 31, 2022, to shareholders of record at the close of business on March 17, 2022.

“I am excited to be at Western Union with its iconic brand, global reach, and an industry-leading digital offering. I believe these unique assets put the Company in a strong position to capitalize on future growth opportunities,” said Devin McGranahan, President and Chief Executive Officer of Western Union. “In 2021, in addition to maintaining our leadership in retail cross border payments, we continued to make investments to grow our digital customer base and enhance the long-term success of the Company.”

“We delivered another strong quarter across our digital business, with double-digit growth in the fourth quarter and more than $1 billion in revenue for the year. We also broadened our capabilities with the commercial launch of our multi-currency payments wallet and our digital banking platform.”

CFO Raj Agrawal stated, “During 2021, we generated over $1 billion of operating cash flow and returned more than $780 million to shareholders through a combination of dividends and share repurchases. We are pleased with the durability our business exhibited over the last twelve months, which allowed us to maintain strong profitability. We are also happy to announce a new share repurchase authorization and issue our financial outlook for 2022.”

Q4 Business Highlights

•
Consumer-to-Consumer (C2C) revenues declined 1% on a reported basis, or were flat on constant currency basis, while transactions were also flat during the quarter. Regionally, transaction growth in MEASA, Europe and CIS, and LACA was offset by declines in APAC and North America.

•
Digital money transfer revenues increased 13% on a reported basis, or 12% constant currency, and represented 24% and 37% of total C2C revenues and transactions, respectively. Digital money transfer reached new quarterly highs for revenue, transactions, and principal. Westernunion.com revenue grew 9% on a reported and constant currency basis, including cross-border revenue growth of 12%. As expected, digital growth rates continued to moderate, given the significant digital demand the Company experienced in 2020.

•
Westernunion.com active users1 for the full year 2021 increased 6% year-over-year and the Western Union mobile app was again the most downloaded mobile app among peer money transfer companies during the fourth quarter, according to data provided by mobile app marketing firm Sensor Tower2.

•
Western Union Business Solutions revenues increased 22% on a both reported and constant currency basis, resulting from improvement in international trade, as well as increased activity in the education and financial institution verticals. Other revenues, which consists primarily of retail bill payments in the U.S. and Argentina and money orders, increased 5% on a reported basis.

____________________________

1 Active user defined as a unique consumer transacting at least once during the year

2 Data obtained from Sensor Tower App Install Market Share Report

Q4 Financial Highlights

•
GAAP operating margin in the quarter was 24.7%, compared to 17.9% in the prior year period. The adjusted operating margin in the quarter was 24.9%, compared to 18.8% in the prior year period. The increase in the Company’s GAAP and adjusted operating margins was primarily due to strong Business Solutions segment operating profit, lower planned marketing expense, lower agent losses, and favorable foreign exchange impact. For a detailed reconciliation between GAAP and Adjusted operating margin, please see the “Adjustment Items” section of this press release.

•
The GAAP effective tax rate in the quarter was 6.7%, compared to 11.0% in the prior year period, and the adjusted effective tax rate was 12.1% in the quarter, compared to 11.6% in the prior year period. The decrease in the Company’s GAAP effective tax rate was due to discrete tax benefits associated with the pension termination.

•
The Company returned $268 million to shareholders in the fourth quarter, consisting of approximately $93 million in dividends and $175 million of share repurchases.

2021 Full Year Financial Highlights

•
The Company’s full year revenue of $5.1 billion increased 5% compared to the prior year, or 4% on a constant currency basis, including a less than 1% benefit from inflation in Argentina. The revenue increase was driven by a strong growth in digital money transfer and the Business Solutions segment. Total C2C revenue grew 4%, while digital money transfer revenue continued strong double-digit growth, increasing 22% compared to 2020, and exceeded $1 billion for the year. Business Solutions also contributed revenue growth, increasing 18% year-over-year.

•
For the full year, the Business Solutions segment generated $422 million dollars of revenue, $120 million dollars of EBITDA, and $104 million dollars of operating profit excluding corporate allocations. In total, Business Solutions contributed approximately $0.22 to 2021 adjusted EPS.

•
GAAP operating margin was 22.1%, compared to 20.0% in the prior year. The increase in GAAP operating margin was primarily attributable to revenue growth, mix of commissions and lower other variable costs, the elimination of restructuring expenses, and foreign exchange impacts, partially offset by higher technology investment. Adjusted operating margin was 22.5% compared to 20.8% in the prior year with margin expansion driven by the same factors noted above and adjusted for restructuring expenses and acquisition and divestiture costs.

•
The GAAP effective tax rate for 2021 was 13.9%, compared to 12.9% in the prior year, and the adjusted tax rate was 12.7%, compared to 13.0% in 2020. The increase in the GAAP tax rate was primarily due to deferred taxes recorded on the pending sale of Business Solutions, partially offset by discrete tax benefits associated with the pension termination.

•
GAAP EPS was $1.97, compared to $1.79 in 2020. Adjusted earnings per share was $2.19, compared to $1.87 in 2020. The increase in GAAP earnings per share was primarily due to similar factors described above for operating margin increase, as well as a gain on an investment sale and fewer shares outstanding. Growth in adjusted EPS was driven by similar factors as above, adjusted for certain items as described in the “Adjustment Items” section below.

•
GAAP cash flow from operating activities for the year exceeded $1 billion. The Company returned over $780 million to shareholders in dividends and share repurchases for the full year.

2022 Outlook

The Company expects the following financial outlook for full year 2022, which assumes no material change in macro-economic conditions.

GAAP figures reflect an expected partial year of Business Solutions ownership including contractual payments to the buyer, representing profits between the first and second closings, associated divestiture and acquisition costs, and an estimated pre-tax gain of approximately $280 million, subject to regulatory and working capital adjustments. The recognition of the gain is expected to be split between two closings with approximately 60% expected to be recognized in the first quarter of 2022 upon the first closing and the remainder on close two in the second half of 2022.

Adjusted revenue growth and operating margin exclude contributions from Business Solutions. In addition, adjusted operating margin excludes associated divestiture and acquisition costs. The adjusted effective tax rate and EPS exclude the expected gain on sale and divestiture and acquisition costs.

Revenue	GAAP: mid-single digit decline Adjusted (constant currency, excluding the impact of Argentina inflation and proforma for the planned sale of Business Solutions): flat to low-single digit increase
Operating Profit Margin	GAAP and Adjusted: 21% - 22%
Effective Tax Rate	GAAP: high-teens range Adjusted: mid-teens range
EPS	GAAP: $2.38 - $2.48 Adjusted: $1.90 - $2.00

Adjustment Items

Adjusted operating profit metrics for 2021 periods exclude acquisition and divestiture costs. Adjusted tax rate and earnings per share metrics for 2021 periods exclude the following items net of related taxes, as applicable: acquisition and divestiture costs (all quarters), the impact from the gain on an investment sale (second quarter), debt retirement expenses (second quarter), Business Solutions change in permanent reinvestment tax assertion (third quarter), and non-cash expenses associated with the termination of the Company’s pension plan (fourth quarter).

Adjusted operating profit, tax rate, and earnings per share metrics for 2020 periods exclude restructuring expenses and acquisition and divestiture costs, net of related taxes, as applicable.

Although the Company has previously incurred and can reasonably be expected to incur restructuring costs in the future, these expenses were specific to the implementation of a global strategy initiative and the Company has therefore provided adjusted financial results that exclude these expenses.

Additional Statistics

Additional key statistics for the quarter and historical trends can be found in the supplemental tables included with this press release.

All amounts included in the supplemental tables to this press release are rounded to the nearest tenth of a million, except as otherwise noted. As a result, the percentage changes and margins disclosed herein may not recalculate precisely using the rounded amounts provided.

Non-GAAP Measures

Western Union presents a number of non-GAAP financial measures because management believes that these metrics provide meaningful supplemental information in addition to the GAAP metrics and provide comparability and consistency to prior periods. Constant currency results assume foreign revenues are translated from foreign currencies to the U.S. dollar, net of the effect of foreign currency hedges, at rates consistent with those in the prior year.

Reconciliations of non-GAAP to comparable GAAP measures are available in the accompanying schedules and in the “Investor Relations” section of the Company’s website at

https://ir.westernunion.com.

Environmental, Social, and Governance (ESG)

Western Union is committed to making a positive impact. For more details on how Western Union is addressing some of the most pressing issues facing society, our shared environment, and our Company, please view our latest ESG report: https://corporate.westernunion.com/esg

Investor and Analyst Conference Call and Slide Presentation

The Company will host a conference call and webcast, including slides, at 4:30 p.m. Eastern Time today. To listen to the conference call via telephone, dial +1 (669) 900-6833 or +1 (253) 215-8782 fifteen minutes prior to the start of the call, followed by the conference code, which is 950 4942 2800 and the passcode, which is 835005. Alternatively, you can join by clicking the link here.

The conference call and accompanying slides will be available via webcast at

https://ir.westernunion.com. Registration for the event is required, so please register at least five minutes prior to the scheduled start time.

A webcast replay will be available at https://ir.westernunion.com.

Please note: All statements made by Western Union officers on this call are the property of Western Union and subject to copyright protection. Other than the replay, Western Union has not authorized, and disclaims responsibility for, any recording, replay or distribution of any transcription of this call.

Safe Harbor Compliance Statement for Forward-Looking Statements

This press release contains certain statements that are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict. Actual outcomes and results may differ materially from those expressed in, or implied by, our forward-looking statements. Words such as "expects," "intends," "targets," "anticipates," "believes," "estimates," "guides," "provides guidance," "provides outlook," and other similar expressions or future or conditional verbs such as "may," "will," "should," "would," "could," and "might" are intended to identify such forward-looking statements. Readers of this press release of The Western Union Company (the "Company," "Western Union," "we," "our," or "us") should not rely solely on the forward-looking statements and should consider all uncertainties and risks discussed in the Risk Factors section and throughout the Annual Report on Form 10-K for the year ended December 31, 2020. The statements are only as of the date they are made, and the Company undertakes no obligation to update any forward-looking statement.

Possible events or factors that could cause results or performance to differ materially from those expressed in our forward-looking statements include the following: (i) events related to our Business and industry, such as: changes in general economic conditions and economic conditions in the regions and industries in which we operate, including global economic downturns and trade disruptions, or significantly slower growth or declines in the money transfer, payment service, and other markets in which we operate, including downturns or declines related to interruptions in migration patterns or other events, such as public health emergencies, epidemics, or pandemics, such as COVID-19, civil unrest, war, terrorism, natural disasters, or non-performance by our banks, lenders, insurers, or other financial services providers; failure to compete effectively in the money transfer and payment service industry, including among other things, with respect to price, with global and niche or corridor money transfer providers, banks and other money transfer and payment service providers, including digital, mobile and internet-based services, card associations, and card-based payment providers, and with digital currencies and related exchanges and protocols, and other innovations in technology and business models; geopolitical tensions, political conditions and related actions, including trade restrictions and government sanctions, which may adversely affect our business and economic conditions as a whole, including interruptions of United States or other government relations with countries in which we have or are implementing significant business relationships with agents, clients, or other partners; deterioration in customer confidence in our business, or in money transfer and payment service providers generally; failure to maintain our agent network and business relationships under terms consistent with or more advantageous to us than those currently in place; our ability to adopt new technology and develop and gain market acceptance of new and enhanced services in response to changing industry and consumer needs or trends; mergers, acquisitions, and the integration of acquired businesses and technologies into our Company, divestitures, and the failure to realize anticipated financial benefits from these transactions, and events requiring us to write down our goodwill; decisions to change our business mix; changes in, and failure to manage effectively, exposure to foreign exchange rates, including the impact of the regulation of foreign exchange spreads on money transfers and payment transactions; changes in tax laws, or their interpretation, any subsequent regulation, and potential related state income tax impacts, and unfavorable resolution of tax contingencies; any material breach of security, including cybersecurity, or safeguards of or interruptions in any of our systems or those of our vendors or other third parties; cessation of or defects in various services provided to us by third-party vendors; our ability to realize the anticipated benefits from restructuring-related initiatives, which may include decisions to downsize or to transition operating activities from one location to another, and to minimize any disruptions in our workforce that may result from those initiatives; failure to manage credit and fraud risks presented by our agents, clients, and consumers; adverse rating actions by credit rating agencies; our ability to protect our trademarks, patents, copyrights, and other intellectual property rights, and to defend ourselves against potential intellectual property infringement claims; our ability to attract and retain qualified key employees and to manage our workforce successfully; material changes in the market value or liquidity of securities that we hold; restrictions imposed by our debt obligations; (ii) events related to our regulatory and litigation environment, such as: liabilities or loss of business resulting from a failure by us, our agents, or their subagents to comply with laws and regulations and regulatory or judicial interpretations thereof, including laws and regulations designed to protect consumers, or detect and prevent money laundering, terrorist financing, fraud, and other illicit activity; increased costs or loss of business due to regulatory initiatives and changes in laws, regulations and industry practices and standards, including changes in interpretations, in the United States and abroad, affecting us, our agents or their subagents, or the banks with which we or our agents maintain bank accounts needed to provide our services, including related to anti-money laundering regulations, anti-fraud measures, our licensing arrangements, customer due diligence, agent and subagent due diligence, registration and monitoring requirements, consumer protection requirements, remittances, and immigration; liabilities, increased costs or loss of business and unanticipated developments resulting from governmental investigations and consent agreements with or enforcement actions by regulators; liabilities resulting from litigation, including class-action lawsuits and similar matters, and regulatory enforcement actions, including costs, expenses, settlements, and judgments; failure to comply with regulations and evolving industry standards regarding consumer privacy, data use, the transfer of personal data between jurisdictions, and information security, including with respect to the General Data Protection Regulation (“GDPR”) in the European Union ("EU") and the California Consumer Privacy Act; failure to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), as well as regulations issued pursuant to it and the actions of the Consumer Financial Protection Bureau (“CFPB”) and similar legislation and regulations enacted by other governmental authorities in the United States and abroad related to consumer protection and derivative transactions; effects of unclaimed property laws or their interpretation or the enforcement thereof; failure to maintain sufficient amounts or types of regulatory capital or other restrictions on the use of our working capital to meet the changing requirements of our regulators worldwide; changes in accounting standards, rules and interpretations, or industry standards affecting our business; (iii) other events, such as catastrophic events; and management’s ability to identify and manage these and other risks.

About Western Union

The Western Union Company (NYSE: WU) is a global leader in cross-border, cross-currency money movement and payments. Western Union’s platform provides seamless cross-border flows and its leading global financial network bridges more than 200 countries and territories and over 130 currencies. We connect consumers, businesses, financial institutions, and governments through one of the world’s widest reaching networks, accessing billions of bank accounts, millions of digital wallets and cards, and a substantial global network of retail locations. Western Union connects the world to bring boundless possibilities within reach. For more information, visit www.westernunion.com.

WU-G

Contacts:

Media Relations:

Claire Treacy

Claire.Treacy@westernunion.com

Investor Relations:

Brad Windbigler

Brad.Windbigler@westernunion.com

THE WESTERN UNION COMPANY

KEY STATISTICS

(Unaudited)

	Notes*	4Q20	FY2020	1Q21	2Q21	3Q21	4Q21	FY2021
Consolidated Metrics
Consolidated revenues (GAAP) - YoY % change		(3)%	(9)%	2%	16%	2%	1%	5%
Consolidated revenues (non-GAAP, constant currency and excluding Speedpay and Paymap) - YoY % change	(a)	(1)%	(3)%	2%	13%	2%	2%	4%
Consolidated operating margin (GAAP)		17.9%	20.0%	19.2%	19.8%	24.8%	24.7%	22.1%
Consolidated operating margin, excluding restructuring-related expenses and acquisition and divestiture costs (non-GAAP)	(b)	18.8%	20.8%	19.3%	20.2%	25.2%	24.9%	22.5%

EBITDA margin (non-GAAP)	(c)	22.3%	24.7%	23.7%	24.1%	28.8%	28.4%	26.3%

Consumer-to-Consumer (C2C) Segment Metrics
Revenues (GAAP) - YoY % change		0%	(4)%	4%	15%	0%	(1)%	4%
Revenues (non-GAAP, constant currency) - YoY % change	(e)	0%	(3)%	2%	12%	(1)%	0%	3%

Transactions (in millions)		78.4	290.5	73.0	78.0	76.6	78.3	305.9
Transactions - YoY % change		6%	0%	9%	15%	(1)%	0%	5%

Total principal ($- billions)		$26.7	$96.1	$25.7	$27.9	$27.7	$27.7	$109.0
Principal per transaction, as reported - YoY % change		14%	9%	15%	11%	4%	4%	8%
Principal per transaction (constant currency) - YoY % change	(f)	13%	10%	12%	8%	3%	4%	6%

Cross-border principal, as reported - YoY % change		24%	12%	28%	29%	4%	5%	15%
Cross-border principal (constant currency) - YoY % change	(g)	23%	13%	26%	25%	3%	5%	14%

Operating margin		20.5%	21.9%	19.6%	20.7%	24.3%	24.2%	22.2%

Digital money transfer revenues (GAAP) - YoY % change (1)		36%	38%	45%	22%	15%	13%	22%
Digital money transfer foreign currency translation impact	(j)	(1)%	0%	(1)%	(3)%	(1)%	(1)%	(1)%
Digital money transfer revenues (non-GAAP, constant currency) - YoY % change (1)		35%	38%	44%	19%	14%	12%	21%
Digital money transfer transactions - YoY % change		83%	81%	77%	33%	19%	17%	32%

westernunion.com revenues (GAAP) - YoY % change	(gg)	27%	27%	38%	18%	12%	9%	18%
westernunion.com foreign currency translation impact	(j)	(1)%	0%	(1)%	(3)%	(1)%	0%	(1)%
westernunion.com revenues (non-GAAP, constant currency) - YoY % change	(gg)	26%	27%	37%	15%	11%	9%	17%
westernunion.com transactions - YoY % change	(gg)	56%	44%	55%	18%	9%	6%	19%

(1)
Represents revenue from transactions conducted and funded through westernunion.com and transactions initiated on websites and mobile applications hosted by the Company’s third-party white label or co-branded digital partners.

THE WESTERN UNION COMPANY

KEY STATISTICS

(Unaudited)

	Notes*	4Q20	FY2020	1Q21	2Q21	3Q21	4Q21	FY2021
C2C Segment Regional Metrics - YoY % change
NA region revenues (GAAP)	(aa), (bb)	(3)%	(3)%	0%	4%	(2)%	2%	1%
NA region foreign currency translation impact	(j)	0%	0%	1%	0%	0%	0%	0%
NA region revenues (non-GAAP, constant currency)	(aa), (bb)	(3)%	(3)%	1%	4%	(2)%	2%	1%
NA region transactions	(aa), (bb)	(1)%	(3)%	1%	3%	(5)%	(2)%	(1)%

EU & CIS region revenues (GAAP)	(aa), (cc)	3%	(2)%	8%	18%	(3)%	(8)%	3%
EU & CIS region foreign currency translation impact	(j)	(3)%	(1)%	(4)%	(8)%	(2)%	1%	(3)%
EU & CIS region revenues (non-GAAP, constant currency)	(aa), (cc)	0%	(3)%	4%	10%	(5)%	(7)%	0%
EU & CIS region transactions	(aa), (cc)	23%	13%	28%	26%	3%	1%	13%

MEASA region revenues (GAAP)	(aa), (dd)	1%	(2)%	1%	19%	(2)%	2%	4%
MEASA region foreign currency translation impact	(j)	(1)%	0%	(1)%	(1)%	0%	0%	0%
MEASA region revenues (non-GAAP, constant currency)	(aa), (dd)	0%	(2)%	0%	18%	(2)%	2%	4%
MEASA region transactions	(aa), (dd)	12%	7%	13%	22%	2%	6%	10%

LACA region revenues (GAAP)	(aa), (ee)	(9)%	(22)%	3%	70%	25%	8%	22%
LACA region foreign currency translation impact	(j)	11%	11%	5%	(2)%	1%	4%	2%
LACA region revenues (non-GAAP, constant currency)	(aa), (ee)	2%	(11)%	8%	68%	26%	12%	24%
LACA region transactions	(aa), (ee)	(13)%	(20)%	(8)%	42%	10%	2%	9%

APAC region revenues (GAAP)	(aa), (ff)	8%	(3)%	9%	20%	1%	0%	6%
APAC region foreign currency translation impact	(j)	(2)%	0%	(6)%	(7)%	(2)%	0%	(3)%
APAC region revenues (non-GAAP, constant currency)	(aa), (ff)	6%	(3)%	3%	13%	(1)%	0%	3%
APAC region transactions	(aa), (ff)	(3)%	(10)%	(2)%	3%	(13)%	(13)%	(7)%

THE WESTERN UNION COMPANY

KEY STATISTICS

(Unaudited)

	Notes*	4Q20	FY2020	1Q21	2Q21	3Q21	4Q21	FY2021
% of C2C Revenue
NA region revenues	(aa), (bb)	37%	38%	37%	37%	37%	38%	37%
EU & CIS region revenues	(aa), (cc)	33%	33%	33%	33%	32%	31%	32%
MEASA region revenues	(aa), (dd)	15%	15%	16%	15%	15%	15%	15%
LACA region revenues	(aa), (ee)	8%	8%	8%	9%	9%	9%	9%
APAC region revenues	(aa), (ff)	7%	6%	6%	6%	7%	7%	7%

Digital money transfer revenues	(aa)	21%	20%	23%	24%	24%	24%	24%

Business Solutions Segment Metrics
Revenues (GAAP) - YoY % change		(8)%	(8)%	(2)%	25%	31%	22%	18%
Revenues (non-GAAP, constant currency) - YoY % change	(h)	(11)%	(8)%	(8)%	16%	28%	22%	14%
Operating margin		(0.2)%	6.9%	13.1%	10.9%	32.9%	30.8%	22.6%

Other (primarily bill payments businesses in Argentina and the United States and money orders)
Revenues (GAAP) - YoY % change		(29)%	(48)%	(18)%	8%	3%	5%	(1)%
Operating margin		15.8%	21.2%	22.6%	16.2%	18.3%	21.3%	19.6%

% of Total Company Revenue (GAAP)
Consumer-to-Consumer segment revenues		88%	87%	87%	87%	86%	87%	87%
Business Solutions segment revenues		7%	8%	8%	8%	9%	8%	8%
Other revenues		5%	5%	5%	5%	5%	5%	5%

* See the “Notes to Key Statistics” section of the press release for the applicable Note references and the reconciliation of non-GAAP financial measures, unless already reconciled herein.

THE WESTERN UNION COMPANY

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(in millions, except per share amounts)

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	2021	2020	% Change	2021	2020	% Change
Revenues	$1,284.8	$1,271.8	1%	$5,070.8	$4,835.0	5%
Expenses:
Cost of services	715.3	759.2	(6)%	2,896.4	2,826.5	2%
Selling, general, and administrative	252.7	285.5	(11)%	1,051.3	1,041.2	1%
Total expenses (a)	968.0	1,044.7	(7)%	3,947.7	3,867.7	2%
Operating income	316.8	227.1	40%	1,123.1	967.3	16%
Other income/(expense):
Gain on sale of noncontrolling interest in a private company	—	—	(b)	47.9	—	(b)
Pension settlement charges	(109.8)	—	(b)	(109.8)	—	(b)
Interest income	0.3	0.3	(19)%	1.4	3.2	(57)%
Interest expense	(25.8)	(28.1)	(8)%	(105.5)	(118.5)	(11)%
Other income/(expense), net	(0.6)	(0.3)	71%	(21.7)	3.1	(b)
Total other expense, net	(135.9)	(28.1)	(b)	(187.7)	(112.2)	67%
Income before income taxes	180.9	199.0	(9)%	935.4	855.1	9%
Provision for income taxes	12.1	21.9	(44)%	129.6	110.8	17%
Net income	$168.8	$177.1	(5)%	$805.8	$744.3	8%
Earnings per share:
Basic	$0.42	$0.43	(2)%	$1.98	$1.81	9%
Diluted	$0.42	$0.43	(2)%	$1.97	$1.79	10%
Weighted-average shares outstanding:
Basic	400.1	411.7		406.8	412.3
Diluted	401.7	414.5		408.9	415.2

_________________________________________________

(a)
For the three and twelve months ended December 31, 2020, the Company incurred $12.0 million and $36.8 million, respectively, of expenses related to its restructuring plan, the majority of which were related to consulting service fees, severance, and other costs. For the three and twelve months ended December 31, 2020, $2.0 million and $4.5 million, respectively, were included within Cost of services, and $10.0 million and $32.3 million, respectively, were included within Selling, general, and administrative.
(b)
Calculation not meaningful.

THE WESTERN UNION COMPANY

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in millions, except per share amounts)

	December 31,	December 31,
	2021	2020
Assets
Cash and cash equivalents	$1,208.3	$1,428.2
Settlement assets	2,843.5	3,821.4
Property and equipment, net of accumulated depreciation of $650.4 and $659.9, respectively	129.4	150.4
Goodwill	2,034.6	2,566.6
Other intangible assets, net of accumulated amortization of $731.8 and $1,044.6, respectively	417.1	505.0
Other assets	737.7	1,024.7
Assets held for sale (a)	1,452.9	—
Total assets	$8,823.5	$9,496.3
Liabilities and stockholders' equity
Liabilities:
Accounts payable and accrued liabilities	$450.2	$500.9
Settlement obligations	2,843.5	3,821.4
Income taxes payable	870.7	928.9
Deferred tax liability, net	203.8	188.9
Borrowings	3,008.4	3,067.2
Other liabilities	269.4	802.4
Liabilities associated with assets held for sale (a)	821.9	—
Total liabilities	8,467.9	9,309.7

Stockholders' equity:
Preferred stock, $1.00 par value; 10 shares authorized; no shares issued	—	—
Common stock, $0.01 par value; 2,000 shares authorized; 393.8 shares and 411.2 shares issued and outstanding as of December 31, 2021 and December 31, 2020, respectively	3.9	4.1
Capital surplus	941.0	885.1
Accumulated deficit	(537.2)	(543.1)
Accumulated other comprehensive loss	(52.1)	(159.5)
Total stockholders' equity	355.6	186.6
Total liabilities and stockholders' equity	$8,823.5	$9,496.3

_________________________________________________

(a)
Includes balances associated with the Company’s Business Solutions business, which were held for sale as of December 31, 2021.

THE WESTERN UNION COMPANY

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(in millions)

	Year Ended December 31,
	2021	2020
Cash flows from operating activities
Net income	$805.8	$744.3
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	49.6	61.3
Amortization	158.6	164.3
Pension settlement charges	109.8	—
Gain on the sale of noncontrolling interest in a private company	(47.9)	—
Deferred income tax provision/(benefit)	(2.6)	13.9
Other non-cash items, net	149.6	145.8
Increase/(decrease) in cash resulting from changes in:
Other assets	(73.0)	(44.4)
Accounts payable and accrued liabilities	(24.8)	(96.6)
Income taxes payable	(56.2)	(94.4)
Other liabilities	(23.6)	(16.7)
Net cash provided by operating activities	1,045.3	877.5
Cash flows from investing activities
Payments for capitalized contract costs	(107.5)	(69.1)
Payments for internal use software	(69.4)	(51.2)
Purchases of property and equipment	(37.7)	(36.5)
Purchases of settlement investments	(433.0)	(6,421.1)
Proceeds from the sale of settlement investments	755.3	5,978.4
Maturities of settlement investments	229.7	182.6
Proceeds from the sale of former corporate headquarters and other property	—	49.4
Proceeds from the sale of noncontrolling interest in a private company	50.9	—
Purchase of noncontrolling interest in stc Bank	(200.0)	—
Other investing activities	3.7	(6.0)
Net cash provided by/(used in) investing activities	192.0	(373.5)
Cash flows from financing activities
Cash dividends and dividend equivalents paid	(381.6)	(370.3)
Common stock repurchased	(409.9)	(239.7)
Net proceeds from/(repayments of) commercial paper	195.0	(165.0)
Net proceeds from issuance of borrowings	891.7	—
Principal payments on borrowings	(1,150.0)	—
Make-whole premium on early extinguishment of debt	(14.3)	—
Proceeds from exercise of options	11.6	2.2
Net change in settlement obligations	(412.2)	587.6
Other financing activities	0.2	(0.7)
Net cash used in financing activities	(1,269.5)	(185.9)
Net change in cash and cash equivalents, including settlement, and restricted cash	(32.2)	318.1
Cash and cash equivalents, including settlement, and restricted cash at beginning of period	2,143.1	1,825.0
Cash and cash equivalents, including settlement, and restricted cash at end of period	$2,110.9	$2,143.1
Reconciliation of balance sheet cash and cash equivalents to cash flows:
Cash and cash equivalents on balance sheet	$1,208.3	$1,428.2
Settlement cash and cash equivalents	835.5	695.7
Restricted cash in Other assets	29.4	19.2
Cash included in Assets held for sale	37.7	—
Cash and cash equivalents, including settlement, and restricted cash	$2,110.9	$2,143.1

THE WESTERN UNION COMPANY

SUMMARY SEGMENT DATA

(Unaudited)

(in millions, unless indicated otherwise)

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	2021	2020	% Change	2021	2020	% Change
Revenues:
Consumer-to-Consumer	$1,111.5	$1,121.5	(1)%	$4,394.0	$4,220.0	4%
Business Solutions	109.2	89.2	22%	421.8	356.1	18%
Other (a)	64.1	61.1	5%	255.0	258.9	(1)%
Total consolidated revenues	$1,284.8	$1,271.8	1%	$5,070.8	$4,835.0	5%
Segment operating income/(loss):
Consumer-to-Consumer	$269.5	$229.6	17%	$977.6	$924.7	6%
Business Solutions	33.6	(0.2)	(c)	95.5	24.4	(c)
Other (a)	13.7	9.7	42%	50.0	55.0	(9)%
Total segment operating income	316.8	239.1	32%	1,123.1	1,004.1	12%
Restructuring-related expenses (b)	—	(12.0)	(c)	—	(36.8)	(c)
Total consolidated operating income	$316.8	$227.1	40%	$1,123.1	$967.3	16%
Segment operating income/(loss) margin
Consumer-to-Consumer	24.2%	20.5%	3.7%	22.2%	21.9%	0.3%
Business Solutions	30.8%	(0.2)%	31.0%	22.6%	6.9%	15.7%
Other (a)	21.3%	15.8%	5.5%	19.6%	21.2%	(1.6)%

_________________________________________________

(a)
Other primarily includes the Company’s bill payment services which facilitate payments from consumers to businesses and other organizations and the Company’s money order services.
(b)
Restructuring-related expenses have been excluded from the measurement of segment operating income provided to the chief operating decision maker for purposes of assessing segment performance and decision making with respect to resource allocation.
(c)
Calculation not meaningful.

THE WESTERN UNION COMPANY

NOTES TO KEY STATISTICS

(Unaudited)

(in millions, unless indicated otherwise)

Western Union’s management believes the non-GAAP financial measures presented provide meaningful supplemental information regarding the Company’s operating results to assist management, investors, analysts, and others in understanding the Company’s financial results and to better analyze trends in the Company’s underlying business because they provide consistency and comparability to prior periods.

A non-GAAP financial measure should not be considered in isolation or as a substitute for the most comparable GAAP financial measure. A non-GAAP financial measure reflects an additional way of viewing aspects of the Company’s operations that, when viewed with the Company’s GAAP results and the reconciliation to the corresponding GAAP financial measure, provides a more complete understanding of the Company’s business. Users of the financial statements are encouraged to review the Company’s financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measures is included below, where not previously reconciled above.

		Three Months Ended December 31, 2021
	Notes	Revenues	Operating Income	Income Before Income Taxes	Provision for Income Taxes	Net Income	Diluted Earnings per Share
(in millions, except per share amounts)
Reported results (GAAP)		$1,284.8	$316.8	$180.9	$12.1	$168.8	$0.42
Acquisition and divestiture costs and related tax benefit	(n)	—	3.7	3.7	0.7	3.0	0.01
Gain on investment sale and related tax expense	(o)	—	—	—	(1.1)	1.1	—
Debt extinguishment costs and related tax benefit	(p)	—	—	—	0.2	(0.2)	—
Change in permanent reinvestment assertion related to the pending sale of Business Solutions	(r)	—	—	—	0.2	(0.2)	—
Pension plan settlement charge and related tax benefit	(q)	—	—	109.8	23.5	86.3	0.21
Adjusted results (non-GAAP)		$1,284.8	$320.5	$294.4	$35.6	$258.8	$0.64
Foreign currency translation impact	(j)	14.8
Revenues, constant currency adjusted (non-GAAP)		$1,299.6

		Three Months Ended December 31, 2020
	Notes	Revenues	Operating Income	Income Before Income Taxes	Provision for Income Taxes	Net Income	Diluted Earnings per Share
(in millions, except per share amounts)
Reported results (GAAP)		$1,271.8	$227.1	$199.0	$21.9	$177.1	$0.43
Restructuring related expenses and related tax benefit	(m)	—	12.0	12.0	2.6	9.4	0.02
Acquisition and divestiture costs and related tax benefit	(n)	—	0.3	0.3	—	0.3	—
Adjusted results (non-GAAP)		$1,271.8	$239.4	$211.3	$24.5	$186.8	$0.45

Quarter over quarter growth/(decline) (GAAP)		1%	40%	(9)%	(44)%	(5)%	(2)%
Quarter over quarter growth/(decline) (non-GAAP)		2%	34%	39%	46%	39%	42%

THE WESTERN UNION COMPANY

NOTES TO KEY STATISTICS

(Unaudited)

(in millions, unless indicated otherwise)

		Twelve Months Ended December 31, 2021
	Notes	Revenues	Operating Income	Income Before Income Taxes	Provision for Income Taxes	Net Income	Diluted Earnings per Share
(in millions, except per share amounts)
Reported results (GAAP)		$5,070.8	$1,123.1	$935.4	$129.6	$805.8	$1.97
Acquisition and divestiture costs and related tax benefit	(n)	—	15.7	15.7	3.2	12.5	0.03
Gain on investment sale and related tax expense	(o)	—	—	(47.9)	(10.9)	(37.0)	(0.09)
Debt extinguishment costs and related tax benefit	(p)	—	—	14.8	3.2	11.6	0.03
Change in permanent reinvestment assertion related to the pending sale of Business Solutions	(r)	—	—	—	(17.9)	17.9	0.04
Pension plan settlement charge and related tax benefit	(q)	—	—	109.8	23.5	86.3	0.21
Adjusted results (non-GAAP)		$5,070.8	$1,138.8	$1,027.8	$130.7	$897.1	$2.19
Foreign currency translation impact	(j)	(18.3)
Revenues, constant currency adjusted (non-GAAP)		$5,052.5

		Twelve Months Ended December 31, 2020
	Notes	Revenues	Operating Income	Income Before Income Taxes	Provision for Income Taxes	Net Income	Diluted Earnings per Share
(in millions, except per share amounts)
Reported results (GAAP)		$4,835.0	$967.3	$855.1	$110.8	$744.3	$1.79
Restructuring related expenses and related tax benefit	(m)	—	36.8	36.8	5.3	31.5	0.08
Acquisition and divestiture costs and related tax benefit	(n)	—	2.5	2.5	0.5	2.0	—
Adjusted results (non-GAAP)		$4,835.0	$1,006.6	$894.4	$116.6	$777.8	$1.87

Year over year growth/(decline) (GAAP)		5%	16%	9%	17%	8%	10%
Year over year growth/(decline) (non-GAAP)		4%	13%	15%	12%	15%	17%

THE WESTERN UNION COMPANY

NOTES TO KEY STATISTICS

(Unaudited)

(in millions, unless indicated otherwise)

		Notes	4Q20	FY2020	1Q21	2Q21	3Q21	4Q21	FY2021
	Consolidated Metrics
(a)	Revenues (GAAP)		$1,271.8	$4,835.0	$1,210.0	$1,289.7	$1,286.3	$1,284.8	$5,070.8
	Foreign currency translation impact	(j)	22.4	157.2	(0.9)	(29.4)	(2.8)	14.8	(18.3)
	Revenues (non-GAAP, constant currency)		$1,294.2	$4,992.2	$1,209.1	$1,260.3	$1,283.5	$1,299.6	$5,052.5
	Prior year revenues (GAAP)		$1,307.7	$5,292.1	$1,190.0	$1,114.7	$1,258.5	$1,271.8	$4,835.0
	Less prior year revenues from Speedpay and Paymap divestitures	(k)	N/A	(130.7)	N/A	N/A	N/A	N/A	N/A
	Prior year revenues, adjusted for divestitures (non-GAAP)		$1,307.7	$5,161.4	$1,190.0	$1,114.7	$1,258.5	$1,271.8	$4,835.0
	Revenues (GAAP) - YoY % Change		(3)%	(9)%	2%	16%	2%	1%	5%
	Revenues, constant currency and adjusted for divestitures (non-GAAP) - YoY % Change		(1)%	(3)%	2%	13%	2%	2%	4%

(b)	Operating income (GAAP)		$227.1	$967.3	$232.8	$254.9	$318.6	$316.8	$1,123.1
	Restructuring-related expenses	(m)	12.0	36.8	N/A	N/A	N/A	N/A	N/A
	Acquisition and divestiture costs	(n)	0.3	2.5	0.9	5.6	5.5	3.7	15.7
	Operating income, adjusted (non-GAAP)		$239.4	$1,006.6	$233.7	$260.5	$324.1	$320.5	$1,138.8
	Operating margin (GAAP)		17.9%	20.0%	19.2%	19.8%	24.8%	24.7%	22.1%
	Operating margin, adjusted (non-GAAP)		18.8%	20.8%	19.3%	20.2%	25.2%	24.9%	22.5%

(c)	Operating income (GAAP)		$227.1	$967.3	$232.8	$254.9	$318.6	$316.8	$1,123.1
	Depreciation and amortization		56.1	225.6	53.4	55.6	51.3	47.9	208.2
	EBITDA (non-GAAP)	(l)	$283.2	$1,192.9	$286.2	$310.5	$369.9	$364.7	$1,331.3
	Operating margin (GAAP)		17.9%	20.0%	19.2%	19.8%	24.8%	24.7%	22.1%
	EBITDA margin (non-GAAP)		22.3%	24.7%	23.7%	24.1%	28.8%	28.4%	26.3%

(d)	Effective tax rate (GAAP)		11%	13%	10%	14%	20%	7%	14%
	Impact from change in permanent reinvestment assertion related to the pending sale of Business Solutions	(r)	N/A	N/A	N/A	N/A	(6)%	0%	(2)%
	Impact from restructuring-related expenses	(m)	1%	0%	N/A	N/A	N/A	N/A	N/A
	Impact from acquisition and divestiture costs	(n)	0%	0%	0%	0%	0%	0%	0%
	Impact from gain on investment sale	(o)	N/A	N/A	N/A	0%	0%	(1)%	0%
	Impact from debt extinguishment costs	(p)	N/A	N/A	N/A	0%	0%	0%	0%
	Impact from pension settlement charge	(q)	N/A	N/A	N/A	0%	0%	6%	1%
	Effective tax rate, adjusted (non-GAAP)		12%	13%	10%	14%	14%	12%	13%

THE WESTERN UNION COMPANY

NOTES TO KEY STATISTICS

(Unaudited)

(in millions, unless indicated otherwise)

		Notes	4Q20	FY2020	1Q21	2Q21	3Q21	4Q21	FY2021
	C2C Segment Metrics
(e)	Revenues (GAAP)		$1,121.5	$4,220.0	$1,050.9	$1,127.1	$1,104.5	$1,111.5	$4,394.0
	Foreign currency translation impact	(j)	(1.2)	41.2	(11.1)	(32.1)	(9.4)	6.2	(46.4)
	Revenues (non-GAAP, constant currency)		$1,120.3	$4,261.2	$1,039.8	$1,095.0	$1,095.1	$1,117.7	$4,347.6
	Prior year revenues (GAAP)		$1,125.0	$4,407.8	$1,015.4	$976.6	$1,106.5	$1,121.5	$4,220.0
	Revenues (GAAP) - YoY % change		0%	(4)%	4%	15%	0%	(1)%	4%
	Revenues (non-GAAP, constant currency) - YoY % change		0%	(3)%	2%	12%	(1)%	0%	3%

(f)	Principal per transaction, as reported ($- dollars)		$341	$331	$353	$357	$361	$354	$356
	Foreign currency translation impact ($- dollars)	(j)	(2)	2	(7)	(10)	(1)	2	(4)
	Principal per transaction (constant currency) ($- dollars)		$339	$333	$346	$347	$360	$356	$352
	Prior year principal per transaction, as reported ($- dollars)		$300	$303	$308	$322	$348	$341	$331
	Principal per transaction, as reported - YoY % change		14%	9%	15%	11%	4%	4%	8%
	Principal per transaction (constant currency) - YoY % change		13%	10%	12%	8%	3%	4%	6%

(g)	Cross-border principal, as reported ($- billions)		$25.3	$90.6	$24.5	$26.6	$26.5	$26.5	$104.1
	Foreign currency translation impact ($- billions)	(j)	(0.1)	0.6	(0.5)	(0.7)	(0.2)	0.2	(1.2)
	Cross-border principal (constant currency) ($- billions)		$25.2	$91.2	$24.0	$25.9	$26.3	$26.7	$102.9
	Prior year cross-border principal, as reported ($- billions)		$20.5	$80.7	$19.1	$20.7	$25.5	$25.3	$90.6
	Cross-border principal, as reported - YoY % change		24%	12%	28%	29%	4%	5%	15%
	Cross-border principal (constant currency) - YoY % change		23%	13%	26%	25%	3%	5%	14%

	Business Solutions Segment Metrics
(h)	Revenues (GAAP)		$89.2	$356.1	$96.5	$99.3	$116.8	$109.2	$421.8
	Foreign currency translation impact	(j)	(2.4)	(0.1)	(5.6)	(7.2)	(3.1)	0.0	(15.9)
	Revenues (non-GAAP, constant currency)		$86.8	$356.0	$90.9	$92.1	$113.7	$109.2	$405.9
	Prior year revenues (GAAP)		$97.0	$388.8	$98.4	$79.4	$89.1	$89.2	$356.1
	Revenues (GAAP) - YoY % change		(8)%	(8)%	(2)%	25%	31%	22%	18%
	Revenues (non-GAAP, constant currency) - YoY % change		(11)%	(8)%	(8)%	16%	28%	22%	14%

(i)	Operating income/(loss) (GAAP)		$(0.2)	$24.4	$12.6	$10.9	$38.4	$33.6	$95.5
	Depreciation and amortization		8.1	36.1	6.9	6.8	2.4	0.0	16.1
	EBITDA (non-GAAP)	(l)	$7.9	$60.5	$19.5	$17.7	$40.8	$33.6	$111.6
	Operating income/(loss) margin (GAAP)		(0.2)%	6.9%	13.1%	10.9%	32.9%	30.8%	22.6%
	EBITDA margin (non-GAAP)		8.8%	17.0%	20.2%	17.8%	34.9%	30.8%	26.5%

THE WESTERN UNION COMPANY

NOTES TO KEY STATISTICS

(Unaudited)

(in millions, unless indicated otherwise)

2022 Consolidated Outlook Metrics
		Range
Operating margin (GAAP)		21.0%	22.0%
Impact from acquisition and divestiture costs	(n)	0.5%	0.5%
Impact from the pending sale of Business Solutions	(s)	(0.5)%	(0.5)%
Operating margin, adjusted, excluding acquisition and divestiture costs and the pending sale of Business Solutions (non-GAAP)		21.0%	22.0%

		Range
Earnings per share (GAAP) ($- dollars)		$2.38	$2.48
Impact from acquisition and divestiture costs	(n)	0.04	0.04
Gain on the sale of Business Solutions, net of related taxes	(s)	(0.52)	(0.52)
Earnings per share, adjusted, excluding the acquisition and divestiture costs and gain on the sale of Business Solutions, net of related taxes (non-GAAP) ($- dollars)		$1.90	$2.00

Non-GAAP related notes:

(j)
Represents the impact from the fluctuation in exchange rates between all foreign currency denominated amounts and the United States dollar. Constant currency results exclude any benefit or loss caused by foreign exchange fluctuations between foreign currencies and the United States dollar, net of foreign currency hedges, which would not have occurred if there had been a constant exchange rate. The Company believes that this measure provides management and investors with information about revenue results and trends that eliminates currency volatility while increasing the comparability of the Company's underlying results and trends.
(k)
On May 9, 2019, the Company completed the sale of its United States electronic bill payments business known as “Speedpay” to ACI Worldwide Corp. and ACW Worldwide, Inc. ("ACI") for approximately $750 million in cash. In addition, on May 6, 2019, the Company completed the sale of Paymap Inc. ("Paymap"), which provides electronic mortgage bill payment services, for contingent consideration and immaterial cash proceeds received at closing. Both Speedpay and Paymap were included as a component of "Other" in the Company’s segment reporting. 2019 revenues have been adjusted to exclude the carved out financial information for Speedpay and Paymap to compare the year-over-year revenue change. These financial measures are non-GAAP measures and should not be considered a substitute for the GAAP measures. The Company has included this information because management believes that presenting these measures as adjusted to exclude divestitures will provide investors with a more meaningful comparison of results within the periods presented.
(l)
Earnings before Interest, Taxes, Depreciation, and Amortization (“EBITDA”) results from taking operating income and adjusting for depreciation and amortization expenses. EBITDA results provide an additional performance measurement calculation which helps neutralize the operating income effect of assets acquired in prior periods. The Company ceased depreciation and amortization for its Business Solutions business during the second half of 2021 as this business was held for sale.
(m)
Represents impact from expenses incurred in connection with an overall restructuring plan, approved by the Board of Directors on August 1, 2019, to improve the Company's business processes and cost structure by reducing headcount and consolidating various facilities. While certain of these expenses are identifiable to the Company's business segments, primarily to the Company's Consumer-to-Consumer segment, they have been excluded from the measurement of segment operating income provided to the Chief Operating Decision Maker for purposes of assessing segment performance and decision making with respect to resource allocation. These expenses are therefore excluded from the Company's segment operating income results. While these expenses are specific to this initiative, the types of expenses related to this initiative are similar to expenses that the Company has previously incurred and can reasonably be expected to incur in the future. The Company believes that, by excluding the effects of these charges that can impact operating trends, management and investors are provided with a measure that increases the comparability of the Company's underlying operating results. As of December 31, 2020, all expenses associated with this plan have been incurred.
(n)
Represents the impact from expenses incurred in connection with the Company's acquisition and divestiture activity, including for the review and closing of these transactions. The Company believes that, by excluding the effects of these charges that can impact operating trends, management and investors are provided with a measure that increases the comparability of the Company's underlying operating results.
(o)
On April 12, 2021, the Company sold a substantial majority of the noncontrolling interest it held in a private company for cash proceeds of $50.9 million. As a result, the Company recorded a pre-tax gain in the second quarter of 2021. The gain on the sale and the income taxes on the gain have been removed from adjusted results. The Company believes excluding the impact of this gain will provide investors with a more meaningful comparison of results with the historical periods presented.
(p)
On April 1, 2021, the Company repaid $500 million of aggregate principal amount of 3.6% unsecured notes due in 2022 and incurred approximately $14.8 million of costs, excluding accrued interest, in connection with the repayment. The cost associated with the repayment was recorded to Other income/(expense), net, in the second quarter of 2021. The costs associated with the payment and related tax benefit have been removed from adjusted results. The Company believes excluding the impact of this charge will provide investors with a more meaningful comparison of results with the historical periods presented.
(q)
Represents the settlement charges for the Company's defined benefit pension plan incurred in the fourth quarter of 2021. On July 22, 2021, the Company's Board of Directors approved a plan to terminate and settle this frozen defined benefit plan, and during the fourth quarter of 2021, the Company settled its obligations under the plan and transferred the corresponding amount of plan assets to the insurer. The expenses associated with the pension settlement were recorded to Pension settlement charges within Total other expense, net. The Company believes excluding the impact of this charge will provide investors with a more meaningful comparison of results with the historical periods presented.
(r)
Represents the tax impact from changes to certain of the Company's permanent reinvestment assertions related to its decision to classify its Business Solutions business as held for sale in the third quarter of 2021. The Company believes excluding the impact of this charge will provide investors with a more meaningful comparison of results with the historical periods presented.

(s)
During 2021, the Company entered into an agreement to sell its Business Solutions business to Goldfinch Partners LLC and The Baupost Group LLC for cash consideration of $910 million, subject to regulatory and working capital adjustments. In the first quarter of 2022, the Company expects to complete the first closing of the sale and to receive the entire cash consideration. The first closing primarily excludes the operations in the European Union and the United Kingdom. The second closing is expected to occur by late 2022. The sale is also expected to result in a gain, which will be recognized at each closing, based on the book values and fair values of the operations sold at each closing. The Company has excluded Business Solutions revenues, Business Solutions operating margin, excluding corporate expenses allocated to the Business Solutions segment, and the expected gain on the sale, net of related taxes from its 2022 adjusted outlook, as management believes that excluding the impact of the Business Solutions business, including the gain on sale, from the 2022 adjusted outlook will provide investors with a clearer and more meaningful comparison of results in 2022 and future periods.

Other notes:

(aa)
Geographic split for transactions and revenue, including transactions initiated digitally, as earlier defined, is determined entirely based upon the region where the money transfer is initiated.
(bb)
Represents the North America (United States and Canada) (“NA”) region of the Company's Consumer-to-Consumer segment.
(cc)
Represents the Europe and the Russia/Commonwealth of Independent States (“EU & CIS”) region of the Company's Consumer-to-Consumer segment.
(dd)
Represents the Middle East, Africa, and South Asia (“MEASA”) region of the Company's Consumer-to-Consumer segment, including India and certain South Asian countries, which consist of Bangladesh, Bhutan, Maldives, Nepal, and Sri Lanka.
(ee)
Represents the Latin America and the Caribbean (“LACA”) region of the Company’s Consumer-to-Consumer segment, including Mexico.
(ff)
Represents the East Asia and Oceania (“APAC”) region of the Company’s Consumer-to-Consumer segment.
(gg)
Represents transactions conducted and funded through websites and mobile applications marketed under the Company’s brands (“westernunion.com”).